CIBC World Markets	CIBC WORLD MARKETS PLC Cottons Centre Cottons Lane London, England SE1 2QL Tel: 44 (0)20 7234 4127 Fax: 44 (0)20 7407 4127

The Directors
Trench Electric Holding B.V.

21 March 2003

Dear Sirs

Facilities Agreement dated 18 April 2000 as amended and restated on 20 June 2000 and made between Trench Electric Holding B.V. (as Parent) (1), the Companies listed in Schedule II thereto (as Original Borrowers) (2), the Companies listed in Schedule III thereto (as Guarantors and Charging Companies) (3), CIBC World Markets Plc, Barclays Bank PLC, Credit Lyonnais and NM Rothschild & Sons Limited (as Banks) (4), CIBC World Markets Plc (as Arranger) (5), CIBC World Markets Plc (as Issuing Bank) (6), CIBC World Markets Plc (as Agent) (7), Canadian Imperial Bank of Commerce (as Canadian Lender) (8) and CIBC World Markets Plc (as Security Agent) (9) as amended from time to time (the “Facilities Agreement”)

1.	Unless a contrary intention appears, terms and expressions defined in the Facilities Agreement shall have the same meanings when used in this letter and references to clauses in this letter are references to clauses of the Facilities Agreement.

2.	This letter constitutes an amendment letter for the purposes of Clause 25 (Amendments and Decisions).

3.	We refer to your request to amend certain of the financial covenants in Clause 17 (Financial Covenants). We are writing this letter to you in your capacity as Principal Borrower (including as agent for all the Obligors) in our capacity as Agent. The Banks have agreed to make the requested amendments to the Facilities Agreement on the terms set out in this letter. This letter is a Senior Finance Document.

4.	Amendments

4.1	With effect from the date the Agent determines that the conditions specified in paragraph 5 (Conditions) have been satisfied, the financial covenants contained in clause 17.1 (Financial Covenants) shall be amended as follows:

(a)	Clause 17.1(a) (Consolidated EBITDA to Consolidated Total Net Cash Interest Payable Ratio). The ratios specified in respect of the periods ending 31/03/2003 to 31/12/2005 (inclusive) shall be deleted and replaced with the following ratios:

Period	Ratio
01/04/2002 to 31/03/2003	2.00
01/07/2002 to 30/06/2003	2.05
01/10/2002 to 30/09/2003	2.10
01/01/2003 to 31/12/2003	2.10
01/04/2003 to 31/03/2004	2.15
01/07/2003 to 30/06/2004	2.15
01/10/2003 to 30/09/2004	2.20
01/01/2004 to 31/12/2004	2.25
01/04/2004 to 31/03/2005	2.35
01/07/2004 to 30/06/2005	2.40
01/10/2004 to 30/09/2005	2.45
01/01/2005 to 31/12/2005	2.55

(b)	Clause 17.1(c) (Total Net Debt to Consolidated EBITDA Ratio). The ratios specified in respect of the periods ending 31/03/2003 to 31/12/2005 (inclusive) shall be deleted and replaced with the following ratios:

Period	Ratio
01/04/2002 to 31/03/2003	4.35
01/07/2002 to 30/06/2003	4.25
01/10/2002 to 30/09/2003	4.10
01/01/2003 to 31/12/2003	3.95
01/04/2003 to 31/03/2004	3.85
01/07/2003 to 30/06/2004	3.85
01/10/2003 to 30/09/2004	3.50
01/01/2004 to 31/12/2004	3.25
01/04/2004 to 31/03/2005	3.05
01/07/2004 to 30/06/2005	3.00
01/10/2004 to 30/09/2005	3.00
01/01/2005 to 31/12/2005	3.00

5.	Conditions

The amendments contained in paragraph 4 (Amendments) shall be conditional on the following:

(a)	the payment by the Parent to the Agent (for the account of the Banks) of an amendment fee of US$100,000; and

(b)	the acceptance by the Parent (for itself and the Obligors) of the terms of this letter.

6.	General

6.1	For the avoidance of doubt no consents or waivers are given under this letter in respect of any Event of Default or Potential Event of Default under the Facilities Agreement or any other Senior Finance Document.

6.2	The agreement of the Banks to the amendments contained in this letter shall apply only to the matters specifically referred to herein. Such agreement shall be without prejudice to any rights which the Finance Parties may now or hereafter have in relation to any other circumstances or matters other than as specifically referred to herein (and whether subsisting on the date hereof or otherwise).

6.3	This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

6.4	This letter shall be governed by and construed in accordance English law and clause 38 (Governing Law and Jurisdiction) of the Facilities Agreement shall apply mutatis mutandis as if set out in full in this letter.

Yours faithfully

For and on behalf of
CIBC World Markets Plc
in its capacity as Agent
for and on behalf of the Banks

By: /s/ Nick Burnham

To: CIBC World Markets Plc

We confirm our acceptance of and agreement to your letter of 21st March 2003.

For and on behalf of

/s/ M.J. Bissell               /s/ H. Poulson
Trench Electric Holding B.V.
(for itself and in its capacity as
Parent and agent for each of the Obligors)

Date: 26th March 2003